VALUED ADVISERS TRUST

EXPENSE LIMITATION AND FEE WAIVER AGREEMENT

THIS AGREEMENT is made and entered into effective as of January 19, 2015 by and between Valued Advisers Trust, a Delaware statutory trust (the “Trust”), on behalf of the Cloud Capital Strategic All Cap Fund (formerly the Cloud Capital Large Cap Fund) as set forth on Schedule A (the “Fund”), and Cloud Capital, LLC (the “Adviser”), a Delaware limited liability company.

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust (“Trust Instrument”), dated June 13, 2008, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type; and

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into an Investment Advisory Agreement dated June 8, 2011 (“Advisory Agreement”), which has been renewed from time to time and pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund (the “Advisory Fee”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund, and, therefore, have entered into this Agreement, in order to maintain the Fund’s expense ratios within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	FEE WAIVER. The Adviser shall reduce its Advisory Fee in whole for the entire term of this Agreement

2.	EXPENSE LIMITATION.

(a)	Applicable Expense Limit. After the waiver of the Advisory Fee pursuant to Paragraph 1 of this Agreement and to the extent that the aggregate expenses of every other character (but excluding (i) interest, (ii) taxes, (iii) brokerage commissions, (iv) other expenditures which are capitalized in accordance with generally accepted accounting principles, (v) other extraordinary expenses not incurred in the ordinary course of the Fund’s business, (vi) dividend expense on short sales, and (vii) expenses incurred under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act), incurred by the Fund in any fiscal year (“Fund Operating Expenses”), that exceed the Operating Expense Limit, as defined in Section 2(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. In determining the Fund Operating Expenses, expenses that the Fund would have incurred but did not actually pay because of expense offset or brokerage/service arrangements shall be added to the aggregate expenses so as not to benefit the Adviser. Additionally, fees reimbursed to the Fund relating to brokerage/services arrangements shall not be taken into account in determining the Fund Operating Expenses so as to benefit the Adviser. Finally, the Operating Expense Limit described in this Agreement excludes any “acquired fund fees and expenses” as that term is described in the prospectus of the Fund.

(b)	Operating Expense Limit. The Fund’s maximum operating expense limits (each an “Operating Expense Limit”) in any year shall be that percentage of the average daily net assets of the Fund as set forth on Schedule A attached hereto and incorporated by this reference.

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(c)	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Adviser shall remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(d)	Year-End/Period Adjustment. If necessary, on or before the last day of the first month of each fiscal year and/or other period, an adjustment payment shall be made by the appropriate party in order that the amount of the payments remitted by the Adviser to the Fund with respect to the previous fiscal year and/or other period shall equal the Excess Amount.

3.	REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

(a)	Reimbursement. If in any fiscal year and/or other period in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of a Fund for that fiscal year and/or other period are less than the Operating Expense Limit for that fiscal year and/or other period, the Adviser may be entitled to reimbursement by such Fund, in whole or in part as provided below, of the fees or expenses waived or reduced by the Adviser and other payments remitted by the Adviser to such Fund pursuant to Section 2 hereof during previous fiscal years and/or other periods. Notwithstanding the foregoing, the Adviser shall not be entitled to Advisory Fees waived for the period February 1, 2014 through September 30, 2016 (the “Excluded Period”). The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all Advisory Fees previously waived or reduced by the Adviser (other than Advisory Fees waived during the Excluded Period) and all other payments remitted by the Adviser to the Fund pursuant to Section 2 hereof, during any of the previous three (3) fiscal years and/or other periods, less any reimbursement previously paid by such Fund to the Adviser pursuant to this Section 3, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, for example, interest accruable on the Reimbursement Amount. Pursuant to the terms of a reorganization of the Cloud Capital Strategic Mid Cap Fund (the “Mid Cap Fund”) into the Fund, the Reimbursement Amount shall include eligible advisory fees waived and expenses reimbursed, which had not previously been recouped by the Adviser with respect to the Mid Cap Fund as of January 19, 2015, the date at which that Fund was reorganized into the Cloud Capital Strategic Large Cap Fund. Such amount eligible for recoupment was approved by shareholders of each of the Mid Cap Fund and the Fund at separate shareholder meetings held on January 14, 2015.

(b)

Method of Computation. To determine a Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Operating Expense Limit of such Fund, such Fund, shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount

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paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Operating Expense Limit, a liability will be accrued daily for these amounts.

(c)	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year and/or other period, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year and/or other period (including any reimbursement payments hereunder with respect to such fiscal year and/or other period) do not exceed the Operating Expense Limit.

(d)	Limitation of Liability. The Adviser shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Funds, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

4.	TERM, MODIFICATION AND TERMINATION OF AGREEMENT.

This Agreement with respect to the Fund shall continue in effect until the expiration date set forth on Schedule A (the “Expiration Date”). With regard to the Operating Expense Limits, the Trust’s Board of Trustees and the Adviser may terminate or modify this Agreement prior to the Expiration Date only by mutual written consent. This Agreement shall terminate automatically upon the termination of the Advisory Agreement; provided, however, that the obligation of the Trust to reimburse the Adviser with respect to a Fund shall survive the termination of this Agreement unless the Trust and the Adviser agree otherwise.

5.	MISCELLANEOUS.

(a)	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

(c)	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

Signature Page to Follow

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

VALUED ADVISERS TRUST

/s/ Carol J. Highsmith
Signature

Vice President
Title

CLOUD CAPITAL, LLC

/s/ Randy Cloud
Signature

President
Title

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Schedule A

to the

Expense Limitation and Fee Waiver Agreement

between

Valued Advisers Trust (the “Trust”)

and

Cloud Capital, LLC (the “Adviser”)

Dated as of January 19, 2015

Fund	Operating Expense Limit	Effective Date	Expiration Date
Cloud Capital Strategic All Cap Fund (previously the Cloud Capital Strategic Large Cap Fund)	1.40%	February 1, 2014	September 30, 2016

A-1	Expense Limitation Agreement